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                                                                     Exhibit 2.3


                   ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT


         This Economics Equivalents and Funding Agreement (this "Agreement") is executed by and between AMRESCO Commercial Finance, Inc., a Nevada corporation ("ACFI"), and AMREIT I, Inc., a Delaware corporation (collectively, "AMREIT"), and is effective as of September 30, 1998 (the "Effective Date").

                                    RECITALS:

A. ACFI has sold the commercial mortgage loans (the "Loans") described in Exhibit A to AMREIT pursuant to a Sale and Assignment Agreement (the "Sales Agreement") dated and effective as of September 30, 1998.

B. ACFI desires to purchase, and AMREIT desires to sell, the right to payment from AMREIT of an amount equal to certain potential proceeds from the Loans.

         NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. SALE OF ECONOMIC EQUIVALENT INTEREST. In consideration of the rights being sold to ACFI hereunder and subject to the terms and conditions hereof, ACFI shall pay to AMREIT via wire transfer in accordance with the instructions on Exhibit B or by certified or cashier's check drawn upon a reputable financial institution reasonably acceptable to AMREIT, the purchase price equal to $5,020,292.18.

         2. APPLICATION OF PAYMENTS. Subject to ACFI's compliance with the terms hereof, including, without limitation, ACFI's obligation to reimburse AMREIT for certain amounts advanced by AMREIT in connection with the Loans (as specified in Section 3 hereof), AMREIT agrees and promises to pay to ACFI an amount or amounts equal to the Excess Proceeds (hereinafter defined) from the Loans as provided above. Such Excess Proceeds, if any, shall be due and payable by AMREIT within two (2) business days of the receipt of said proceeds. ACFI and AMREIT agree that an amount (the "Excess Proceeds") shall be due and payable to ACFI after one hundred percent (100%) of all of the cash flow received with respect to the Loans on a pool-wide basis has been applied by the servicer of the Loans in the following order of priority (the amounts being received by AMREIT under the Loans being hereinafter called the "AMREIT Return"):


         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 1

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                  (a)      AMREIT has received, from and after the Effective
                           Date, an amount that is equivalent to a twelve percent (12%) return per annum (calculated on the basis of a 360 day year consisting of twelve 30-day months) on an amount equal to $17,957,959.49 (which amount does not include any additional principal amounts which are reimbursed by ACFI pursuant to
                           Section 3 hereof) plus any out-of-pocket expenses incurred by AMREIT in connection with the collection or enforcement of the Loans, or such lesser amount as may be outstanding after any payments are applied against such amount pursuant to Section 2(b) below. For purposes of calculating the AMREIT Return, AMREIT shall receive a 12% return per annum on any amounts it has advanced (which are subject to reimbursement by ACFI under Section 3 hereof) until such amounts are reimbursed by ACFI.

                  (b) AMREIT has received, when and as delivered, the amount of $17,957,959.49 plus any out-of-pocket expenses incurred by AMREIT in connection with the collection or enforcement of the Loans.

         3. REIMBURSEMENT OBLIGATIONS OF ACFI. The parties hereto acknowledge that there remain certain unfunded commitments under the Loans, including, without limitation, the obligation to fund certain interest payments by the borrowers thereunder and other unfunded committed amounts. In that regard, notwithstanding the transfer of the Loans to AMREIT, ACFI agrees to immediately reimburse AMREIT for all such amounts as such amounts are advanced from and after the Effective Date until the termination of such funding commitments under the applicable loan documents. In addition, ACFI shall be obligated to reimburse AMREIT for any protective advances as may be required or deemed appropriate in connection with the Loans in order to preserve the lien position or collateral held by AMREIT in the Loans. ACFI's failure to reimburse AMREIT for either of the foregoing advances shall constitute an event of default under this Agreement. ACFI shall have the right to cure such default within five (5) days following written notice of such breach from AMREIT. If such default is not cured within such time frame, AMREIT's obligation to pay any Excess Proceeds to ACFI will terminate and be of no further force or effect.

         4. SERVICING OF LOAN. Notwithstanding the transfer of the Loans to AMREIT, AMREIT consents to AMREIT Managers, L.P. entering into a subservicing agreement with ACFI and/or AMRESCO Management, Inc. to service the Loans. In performing its servicing obligations, ACFI shall not pursue any remedies or enforcement actions under the loan documents or enter into any amendments, modifications or waivers to the loan documents (except for the waiver of any lockout provisions or prepayment penalties) which would require committee approval under ACFI's customary servicing procedures related thereto or which would have the

         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 2


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                  effect of doing any of the following, without first obtaining the prior written consent of AMREIT, which consent shall not be unreasonably withheld:

                  (a)      Increases the amount of any Loan;

                  (b) Decreases the amount or frequency of any payments under the Loans or delays the scheduled payment dates for any amounts thereunder;

                  (c) Releases, substitutes or subordinates any collateral or guaranty for any Loan;

                  (d) Consents to any leases requiring lender approval (except leases which materially conform to the economics as presented in the committee approval package for a Loan, as may have been modified);

                  (e) Consents to the sale of any collateral securing the Loans which would result in proceeds insufficient to retire the indebtedness evidenced by the loan documents;

                  (f) Modifies or waives any of the enforcement provisions in the loan documents; or

                  (g) Modifies or waives compliance with any default or event of default under the loan documents.

                  In the event ACFI provides notice of a default to a borrower under a Loan, it shall simultaneously furnish a copy of such default notice to AMREIT. In the event ACFI is in breach of any of its obligations under this Agreement, including its obligation to fund any advances under the Loans, and such default remains uncured for five (5) days following written notice thereof to ACFI, ACFI shall no longer have the right to service any of the Loans. Notwithstanding the foregoing, if there should exist an event of default by the borrower under any particular Loan being assigned to AMREIT hereunder, AMREIT shall have the right to terminate ACFI's subservicing agreement relating to the defaulted Loan. The transfer of the servicing of such Loan, however, will not effect ACFI's right to continue to service the remaining Loans under this Agreement provided ACFI is not in default of its obligations hereunder. ACFI shall have the right to unilaterally terminate its servicing obligations hereunder at any time in its sole discretion with respect to any Loan or all of the Loans.

         5. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on or before September 30, 1998, at the offices of ACFI, 700 North Pearl, Suite 2400, Dallas, Texas 75201, or at such other time, day or place as the parties hereto may agree upon. The actual date of the Closing shall be referred to as the "Closing Date".

         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 3


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         6.       REPURCHASE OPTION.

                  (a) Upon the occurrence of an event of default under any of the Loans, and the failure of the applicable borrower to cure such default within the applicable grace or cure period thereunder, ACFI may elect, at its option, to repurchase all but not less than all of AMREIT's interests in such Loan. The price at which ACFI may repurchase such Loan (the "Repurchase Price") shall be equal to (a) AMREIT's net purchase price allocated to such Loan as reflected on Exhibit A less (b) any principal payments previously received by servicer with respect to such Loan ACFI may elect to exercise its option to repurchase by delivering written notice of such election to AMREIT and specifying a closing date within five (5) days of the date ACFI has knowledge (whether from AMREIT or as a result of ACFI's servicing of the Loan) that a Loan is in default and the borrower has failed to cure such default within the applicable grace or cure period under the loan documents. ACFI shall have the right to extend the closing date for such repurchase for up to 30 days, provided ACFI delivers within such five (5) day period a nonrefundable deposit equal to 5% of the Repurchase Price for such Loan. If ACFI fails to repurchase such Loan within the time frames set forth above, the right to service such Loan shall immediately be transferred to AMREIT. If ACFI does repurchase such Loan, AMREIT will assign its interests to ACFI on the specified closing date, by delivering to ACFI all originals and copies of the promissory note and all other loan documents, Collateral Reports (as defined in the Sales Agreement) and related files and any other transfer documents or other documents that were delivered to AMREIT pursuant to the Sales Agreement regarding such Loan, together with any addenda, exhibits and schedules thereto. With respect to each such Loan, AMREIT shall endorse, transfer, convey or assign to ACFI the promissory note and the loan documents in the same manner as such promissory note and associated loan documents were transferred and assigned from ACFI to AMREIT by documentation in substantially the same form as that delivered from ACFI to AMREIT (provided that AMREIT shall not be required to make any representation other than those set forth in Section 5(b)(i), (ii) and (iv) of the Sales Agreement and other than that the events set forth in Section 13(c)1-4 of the Sales Agreement have not occurred). Simultaneously, with the delivery of such documents to ACFI, ACFI shall pay to AMREIT the Repurchase Price in the form of a wire transfer or certified or cashier's check drawn upon an institution acceptable to AMREIT. After repurchase hereunder, AMREIT shall immediately endorse, sign-over and deliver to ACFI any and all payments from or on behalf of any obligor on the repurchased Loans. The Repurchase Price shall be applied to the AMREIT


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                           Return and Excess Proceeds, if applicable, in
                           accordance with Section 2 above.

                  (b) In the event of the occurrence of an "Insolvency Event" (as herein defined) ACFI may repurchase any or all of the Loans. The Loans will be purchased at the Repurchase Price and the terms of such repurchase shall otherwise be consistent with the requirements set forth in paragraph 6(a) above and in Section 13(d) of the Sales Agreement. If ACFI should fail to repurchase some or all of the Loans within five (5) days following the occurrence of an Insolvency Event, with respect to the Loans it has not repurchased ACFI shall no longer have any right to share in the payment under such Loans or to exercise its servicing rights hereunder.

                  (c) For purposes hereof, the term "Insolvency Event" shall mean and refer to the following:

                           i. AMREIT shall apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of all or substantially all of its assets, file a voluntary petition in bankruptcy, admit in writing that it is unable to pay its debts as they become due or generally not pay such debts as they become due, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or rearrangement with creditors, file an answer admitting the material allegations of or consent to or default in answering a petition filed against it in any bankruptcy, reorganization or insolvency proceedings.

                           ii.      AMREIT's default on any material
                                    indebtedness of AMREIT and the continuance of such default beyond any applicable grace or cure periods. Upon its receipt of a formal notice of such default, AMREIT will, as soon as practicable, deliver a copy of the notice to ACFI.

                           iii. An involuntary proceeding shall be commenced against AMREIT seeking bankruptcy or reorganization of AMREIT or the appointment of a receiver, custodian, trustee, liquidator or other similar official of AMREIT or all or substantially all of AMREIT's assets and such proceeding shall not have been dismissed within 60 days of the filing thereof.

                  (d) Upon the occurrence of an "Insolvency Event" described in (c) (i) and (iii), with respect to ACFI, ACFI shall forfeit its servicing rights hereunder to AMREIT.


         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 5


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         7.       GRANT OF RIGHT OF FIRST REFUSAL. AMREIT hereby grants to ACFI the right of first refusal to purchase one or more of the Loans in the event AMREIT enters into an agreement for the sale of the Loans to a third party. AMREIT agrees to notify ACFI at least five (5) days in advance of a proposed sale of one or more of the Loans, in which case ACFI shall have five
                  (5) days to respond to AMREIT as to whether it intends to purchase the Loan or Loans on the same terms and conditions as those contained in the proposed agreement. If ACFI elects to exercise such option, the purchase of the Loan or Loans shall be at the price and pursuant to the terms and conditions set forth in the proposed sales agreement with the third party purchaser; provided, however, that the entire purchase price shall be considered proceeds from the Loans to be applied to the AMREIT Return and to Excess Proceeds, if applicable, in accordance with Section 2 above. In the event ACFI declines to exercise its right of first refusal relating to the purchase of the Loan or Loans in question, the entire purchase price from the sale shall be applied to the AMREIT Return and Excess Proceeds, if applicable, in accordance with Section 2 above.

         8. FURTHER ASSURANCES. ACFI and AMREIT shall each execute and deliver to the other all further documents or instruments reasonably requested by either of them in order to effect the intent of this Agreement and to obtain the full benefit of this Agreement. Any request by either party under this Section 8 shall be accompanied by the document proposed for signature by the party requesting it, in form and substance satisfactory to the party of whom the request is made and its attorneys. The party making the request shall bear and discharge any fees or expenses incident to the preparation, filing or recording of documents requested pursuant to this Section 8.

         9. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with federal law. To the extent not controlled by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without reference to conflicts of law principles.

         10. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. The parties make no representations or warranties to each other, except as contained in this Agreement or in the accompanying exhibits or the certificates or other closing documents delivered according to this Agreement. All prior agreements and understandings between the parties hereto with respect to the transactions contemplated hereby, whether verbal or in writing, are superseded by, and are deemed to have been merged into, this Agreement unless otherwise expressly provided herein. This Agreement shall be binding on, and inure to the benefit of, the

         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 6


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                  parties hereto and their successors and assigns, but no other party shall have or claim any third party beneficiary rights under this Agreement. Neither party hereto has engaged any broker or finder or incurred or become obligated to pay any broker's commission or finder's fee in connection with the transactions contemplated by this Agreement.

         11. MODIFICATIONS. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

         12. SEVERABILITY. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and if any provision is inapplicable to any person of circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         13. ASSIGNMENT. This Agreement may be assigned by either party to its affiliate or subsidiary. The party assigning its interest shall immediately give the other party written notice of such assignment. The term "affiliate" as used herein shall include, without limitation, any partnership (general or limited) in which a party or its general partner, if any, has an interest.

         14. NOTICES. All notices between the parties shall be in writing and shall be served either personally, by certified mail, facsimile (followed by overnight courier) or overnight courier services. If served personally or by facsimile, notice shall be deemed given or made at the time of such service. If served by certified mail, notice shall be deemed given and made five
                  (5) business days after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom said notice is to be given or made. If served by an overnight courier service promising delivery not later than 10:00 a.m. on the first business day after receipt by such service, notice shall be deemed given and made one business day after the deposit thereof with such courier service, addressed to the party to whom such notice is to be given or made, if such deposit is timely and appropriate in accordance with the requirements of such courier service.

All notices to ACFI shall be given to it at:

         AMRESCO Commercial Finance, Inc.
         700 North Pearl Street
         Suite 2400, LB 342
         Dallas, Texas  75201
         Attention: Rhonda Lindsey
         Fax No.:  (214) 953-8317


         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 7


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With copies to:

         AMRESCO, INC.
         700 North Pearl Street
         Suite 2400, LB #342
         Dallas, TX 75201
         Attention: Karen H. Cornell, Esq.
         Fax No.:  (214) 953-7757

All notices to AMREIT shall be given to it at:

         AMREIT I, Inc.
         700 North Pearl Street
         Suite 2400, LB #342
         Dallas, TX  75201
         Attention: Ms. Rebecca Kuban
         Fax No.:  (214) 758-1373

         15. REFERENCES IN THIS AGREEMENT. Whenever the context of this Agreement requires, references to the singular number shall include the plural, and the plural shall include the singular, where appropriate; words denoting gender shall be construed to include the masculine, feminine and neuter where appropriate; and specific enumeration shall not exclude the general, but shall be considered as cumulative. For purposes of this Agreement, the term "Business Days" shall mean any day other than a Saturday, Sunday or national holiday recognized by federally chartered banks.

         16. JURISDICTION AND VENUE; WAIVER OF JURY TRIAL; MEDIATION. AMREIT and ACFI hereby consent to the jurisdiction of any state or federal court located within Dallas County, Texas, waive personal service of any and all process upon them, consent to service of process by registered mail directed to the defendant party at the address stated in Section 14 above, and acknowledges that service so made shall be deemed to be completed upon actual receipt thereof. In addition, AMREIT and ACFI consent and agree that venue of any action instituted under this Agreement shall be proper in Dallas County, Texas, and hereby waive any objection to venue. This Agreement is and shall be performed in Dallas County, Texas. Both ACFI and AMREIT waive any rights they may have to a jury trial for disputes arising hereunder, and both parties agree to submit any disputes hereunder to non-binding mediation prior to the institution of a lawsuit.

         17. COUNTERPARTS. This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 8


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         18.      ACFI'S RIGHTS IN LOANS. The parties agree that the rights
                  being conferred upon ACFI under this Agreement are solely contractual rights which ACFI has bargained for and may enforce solely against AMREIT. Notwithstanding anything to the contrary in this Agreement, none of such rights are intended to nor shall confer upon ACFI any rights or interests in the Loans and any other asset or right sold and transferred under the Sales Agreement. ACFI acknowledges that AMREIT, as the holder of the Loans, may take any actions or refrain from taking any actions under the Loans or the loan documents as AMREIT may elect in its discretion without any obligation or duty to ACFI at any time the Loans are outstanding. Such actions include amendments, modifications, debt forgiveness, settlements, releases of collateral or obligors and any other restructuring of any of the Loans. Furthermore, except with respect to the specific contractual repurchase rights being conferred upon ACFI, AMREIT is the owner and holder of the promissory notes and the loan documents and shall be free at any time to pledge all or any portion of its interest in such Loans to any lender providing financing to AMREIT free and clear of any claims to such Loans by ACFI.

         19. RELATIONSHIP LOANS. In the event ACFI elects to purchase a Loan that has gone into default, it must purchase all Loans associated with or related to such defaulted Loan, which related Loans are identified on Exhibit A.

         20. MODIFICATION OF SALES AGREEMENT. The reference to "Purchase Price" set forth in Section 13(b) of the Sales Agreement is hereby modified with respect to each Loan to be a reference to AMREIT's net purchase price for such Loan as set forth in Exhibit A attached hereto.

         IN WITNESS WHEREOF, the undersigned have duly executed this Sale and Assignment Agreement effective as of the date first above written.


              (The remainder of this page is intentionally blank.)



         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                      Page 9


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                                       AMRESCO COMMERCIAL FINANCE, INC.


Date:  September 30, 1998              By: /s/ RHONDA LINDSEY
                                          ------------------------------------
                                          Printed Name: Rhonda Lindsey
                                          Title: Vice President




                                       AMREIT I, INC.


Date:  September 30, 1998              By: /s/ JONATHAN S. PETTEE
                                          ------------------------------------
                                          Printed Name: Jonathan S. Pettee
                                          Title: Executive Vice President



         ECONOMICS EQUIVALENTS AND FUNDING AGREEMENT                     Page 10


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                                LIST OF EXHIBITS
                                ----------------

Exhibit A         --        Schedule of Loans and AMREIT Net Purchase Prices
Exhibit B         --        Wire Instructions


[The Registrant hereby undertakes to supply to the Commission, upon request by the Commission, any of the omitted exhibits.]